EXHIBIT 5.1

                                NIXON PEABODY LLP
                                Attorneys at Law
                      Clinton Square Post Office Box 31051
                         Rochester, New York 14603-31051
                                 (585) 263-1000
                               Fax: (585) 263-1600

                               October 25, 2002

Home Properties of New York, Inc.
850 Clinton Square
Rochester, New York 14604

Ladies and Gentlemen:

         We have acted as counsel to Home Properties of New York, Inc.(the "Company") in connection with the Registration Statement on Form S-3, filed today, by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale of up to 326,517 shares of common stock, par value $0.01 per share (the "Common Stock"), which may be issued from time to time to the "Selling Shareholder" named in the prospectus ("Prospectus") forming a portion of the Registration Statement in exchange for units in Home Properties of New York, L.P. (the "Units") held by such Selling Shareholder. This opinion is being provided to you in connection with the filing of the Registration Statement.

         We have examined the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and all such agreements, certificates of public officials, certificates of officers or other representatives of the Company, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) the Articles of Amendment and Restatement of the Articles of Incorporation of the Company, as amended to the date hereof (the "Articles of Incorporation"), (ii) the Amended and Restated By-Laws of the Company, as amended to the date hereof, (iii) the Second Amended and Restated Agreement of Limited Partnership of Home Properties of New York, L.P., as amended (the "Operating Partnership Agreement"), and (iv) certified copies of certain resolutions duly adopted by the Board of Directors of the Company.

         As to factual matters material to the opinions set forth below we have relied, without investigation, upon the representations and statements of the Company in the Registration Statement and in such certificates of government officials and officers of the Company as we have deemed necessary for the purpose of the opinions expressed herein. The opinions stated herein are limited to the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Maryland.

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         Based upon and subject to the conditions and limitations set forth herein, we are of the opinion that:

         When the Registration Statement has become effective under the Securities Act of 1933, as amended and the shares of Common Stock have been issued in exchange for Units as provided in the Operating Partnership Agreement, the shares of Common Stock issued will be duly authorized, validly issued, fully paid and non-assessable.

         We hereby consent to the reference to us under the caption "LEGAL MATTERS" in the Registration Statement, and to the filing of this opinion as an Exhibit to the Registration Statement, without implying or admitting that we are experts within the meaning of the Securities Act of 1933, as amended, with respect to any part of the Registration Statement.


                                  Very truly yours,

                                  /s/Nixon Peabody LLP
                                  --------------------
                                  Nixon Peabody LLP